SCHEDULE 14A
(Rule 14a-101)
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Commvault Systems, Inc.
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Resignation and Appointment of Directors

As previously disclosed, on July 19, 2018, pursuant to a letter agreement (the Agreement) entered into by Commvault on April 30, 2018 with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc., each of F. Robert Kurimsky and Armando Geday announced his resignation from the Board of Directors of Commvault (the Board) effective as of July 19, 2018.

Also pursuant to the Agreement, on July 19, 2018, the Board appointed (i) Martha H. Bejar as a Class I Director to hold office until Commvault’s 2019 Annual Meeting of Stockholders, and (ii) Charles E. Moran as a Class II Director to hold office until Commvault’s 2020 Annual Meeting of Stockholders. Each of Ms. Bejar and Mr. Moran has been appointed to the Operations Committee of the Board and Mr. Moran has also been appointed to the CEO Search Committee of the Board and the Audit Committee of the Board. In addition, Vivie “YY” Lee was appointed to the Compensation Committee of the Board and Joseph F. Eazor resigned from the Audit Committee of the Board. Each of the appointments described in this paragraph was effective as of July 20, 2018.

On July 31, 2018, Joseph F. Eazor announced his resignation from the Board of Directors of Commvault (the Board) effective as of July 31, 2018. In connection with such resignation, Mr. Eazor also resigned as a member of all Committees on which he was currently serving.

On July 31, 2018, the Board appointed Nicholas Adamo as a Class I Director to hold office until Commvault’s 2019 Annual Meeting of Stockholders. Mr. Adamo has also been appointed to the Operations Committee of the Board. The appointments described in this paragraph are effective as of August 1, 2018.

Each of Ms. Bejar, Mr. Moran and Mr. Adamo will receive an annual director retainer consisting of cash, prorated to reflect their respective partial year terms as directors. In addition, it is anticipated that Ms. Bejar, Mr. Moran and Mr. Adamo will receive a grant of restricted stock units at the 2018 Annual Meeting of Stockholders to be consistent with the equity grant cycle of the other directors. This compensation will be made in accordance with Commvault’s non-employee director compensation policy, which is described under the heading “Director Compensation” on pages 36 and 37 of Commvault’s proxy statement for its 2018 Annual Meeting of Stockholders, as filed with the SEC on July 6, 2018.

Commvault Board of Directors

The following table shows information as of July 31, 2018 with respect to each person who is an executive officer, continuing director or director nominee:

Name	Age	Position	Director Since
N. Robert Hammer	76	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	64	Director, Executive Vice President and Chief Operating Officer	2008
Nicholas Adamo (3)	54	Director	2018
Martha Bejar	56	Director	2018
Frank J. Fanzilli Jr. (1)	61	Director	2002
Keith Geeslin (1)	65	Director	1996
Vivie “YY” Lee (1)	51	Director	2018
Charles Moran (2)	63	Director	2018
Daniel Pulver (2)(3)(4)	49	Director	1999
Gary B. Smith (3)	57	Director	2004
David F. Walker (2)(3)	64	Director	2006

(1)		Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)		Member of the Nominations and Governance Committee
(4) Lead Director

None of Ms. Bejar, Mr. Moran or Mr. Adamo, who were appointed in July of 2018, attended Commvault’s 2017 annual meeting of stockholders or any meetings of the Board during the year ended March 31, 2018.

The Board has authorized the formation of an Executive Committee of the Board, comprised of five initial members (or fewer to the extent of any duplication): the lead director of the Board, the chairs of each of the Audit Committee, the Nominations and Governance Committee and the Compensation Committee, and the Chairman of the Board. The Executive Committee is authorized to exercise powers of the Board, except where delegated to another committee or where prohibited by law or the Company’s certificate of incorporation or bylaws, and except for matters that are of major and material consequence to the Company.

Director Biographies

Biographical information for each of Ms. Bejar, Mr. Moran and Mr. Adamo is below:

Martha Bejar

Martha Bejar has served as a director of Commvault since July 2018. From March 2017 until its acquisition by Nokia in March 2018, Ms. Bejar served as director and interim CEO of Unium Inc., a software company that delivers wireless connections to the internet. She is co-Founder of Red Bison Advisory Group, LLC established in January 2014. Red Bison is a company that identifies opportunities with proven enterprises in China, the Middle East, and the United States, and creates dynamic partnerships focused in two sectors; natural resources, and information, communication, technology (ICT). Ms. Bejar also currently serves on the board of directors at CenturyLink Inc., Humm Kombucha LLC and Mitel Networks Corporation. Ms. Bejar is a member of the President’s Advisory Group at EastWest Institute in New York, and a Board Trustee at Rainiers Scholars in Seattle. Most recently, Ms. Bejar served on the Board of Polycom, Inc. from October 2013 to September 2016 when the company was sold. Until December 2015, Ms. Bejar held the position of CEO and Director of Flow Mobile, Inc. Prior to joining Flow Mobile, Ms. Bejar was Chairperson/CEO of Wipro Infocrossing Cloud Computing Services (A Wipro Company). Prior to Wipro, Ms. Bejar was Corporate Vice President for Communications at Microsoft responsible for service and content providers, addressing the specific needs of wireline and wireless telecommunications companies, cable operators, hosting service providers, and media and entertainment companies. Before Microsoft, Ms. Bejar held various executive positions at Nortel Networks reporting to the CEO, including president of the Caribbean and Latin America (CALA) region.

Ms. Bejar is the recipient of numerous industry awards including; top fifty Hispanic women in the United States by Hispanic Inc. Business Magazine, and the Hispanic Business Media’s award for the 2008 Woman of the Year and the Visionary Award from LISTA (Latinos in Information Sciences and Technology Association). Ms. Bejar received an Advanced Management Program degree from Harvard University Business School. She graduated Cum Laude with a Bachelor of Science degree in Industrial Engineering from the University of Miami and also graduated Cum Laude with an MBA from Nova Southeastern University.

Ms. Bejar has first-hand experience and a proven track record in managing innovation transitions and extensive global reach and partnerships in markets around the world. We believe that Ms. Bejar’s background in the information technology industry, as well as her extensive knowledge of international business and engineering, are useful resources for the Board. As well, Ms. Bejar’s experience as a director of other publicly-held companies make her a valuable member of the Board.

Charles Moran

Charles Moran has served as a director of Commvault since July 2018. Mr. Moran is the founder and former President and Chief Executive Officer of Skillsoft Corporation, a leading global provider of cloud-based learning and talent management solutions. Mr. Moran held those positions from 1998 to 2015 and remained on as the Chairman from 2015 to 2016. From 1995 to 1997, Mr. Moran served as the President and Chief Executive Officer of NETg, a subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. From 1993 to 1994, he served as the Chief Operating Officer and Chief Financial Officer of SoftDesk, a leading Architecture, Engineering and Construction/Computer-Aided Design software application company, which was acquired by Autodesk. From 1992 to 1993, he served as the President of Sytron Corp, a data management software subsidiary of Rexon, Inc. From 1989 to 1992, he was Vice President of Sales and Marketing at Insite Peripherals, a manufacturer of floppy disk drives. Prior to joining Insite Peripherals, his experience included various business management positions with Archive Corporation, Florida Data, and Hamilton-Avnet Corporation. From 2009 to 2014, Mr. Moran served on the board of directors at Higher One, Inc., a leading payment technology provider for higher education. From 1997 to 2001, he served on the board of directors at Workgroup Technology, a client/server product data management solution. Mr. Moran has also served as a member of the board of directors of Manhattan Associates, Inc. since May 2017.

Mr. Moran has expertise in digital transformation, cloud and SaaS business models and cybersecurity. A well-rounded executive, Mr. Moran grew up in sales, proved his financial acumen through his time as a Chief Financial Officer and is recognized as an outstanding strategist and operator. We believe Mr. Moran’s extensive background and knowledge in technology and consulting, and his leadership experience as a corporate executive, add value to the Board.

Nicholas Adamo

Nicholas Adamo is currently a member of the Board of Directors of Lookout, a privately held cybersecurity company based in San Francisco; Blue Danube Systems, a VC-backed start-up company that designs innovative mobile wireless access solutions; and GTT Communications, a publicly traded telecommunications services company based in Virginia.

Mr. Adamo was employed with Cisco Systems, Inc. from 1994 until 2016. Most recently, he served as SVP, Global Service Provider, overseeing global sales, service delivery, and development for Cisco’s top service provider customers, a P&L of $12.4 billion and management of 3,000 employees. Prior to that, Mr. Adamo was SVP of Cisco’s Americas group, its largest geographic region. That organization was comprised of enterprise, commercial, service provider, and public-sector customers and drove annual IT and communications sales of more than $26 billion. The Americas region is comprised of more than 6,500 employees across 60 countries throughout North, Central, and South America. During the decade prior to his management of the Americas region, Mr. Adamo served in various executive and management roles at Cisco, including SVP of Cisco’s Global Segments and Architectures business, SVP of U.S. Service Provider Sales, SVP of Worldwide Service Provider Sales, VP of Northeast Area Sales, and VP of the Incumbent Local Exchange Carrier Segment.

Prior to his tenure at Cisco, Mr. Adamo worked at IBM for nine years, taking on increasingly significant management roles within the sales organization over that period. Mr. Adamo graduated from Columbia University in 1985 with a BS in Computer Engineering.

With more than 30 years of experience in driving sales and overseeing operations in the technology space, Mr. Adamo offers critical go to market and strategic skill and vision to the Board. Mr. Adamo has also amassed significant expertise managing very large, complex organizations through which he has developed valuable leadership skill. Finally, Mr. Adamo’s experience as a director of multiple companies, including a publicly traded company, make him a valuable member of the Board.

EXHIBIT 1

COMMVAULT APPOINTS NEW INDEPENDENT DIRECTOR

TINTON FALLS, N.J., July 31, 2018 -- Commvault (NASDAQ: CVLT), a recognized global leader in backup, recovery, the cloud and data management across any hybrid environment, today announced the appointment of Nicholas Adamo to the Company’s Board of Directors (the “Board”), effective August 1, 2018. Mr. Adamo succeeds Mr. Joseph F. Eazor, who has served on the Board since 2015. Mr. Eazor resigned from the Board effective as of July 31, 2018. Mr. Adamo brings strong experience leading technology businesses, as well as exceptional sales and operations leadership expertise to the Board. With this appointment, the Commvault Board will remain comprised of 11 directors, nine of whom are independent.

“We continue to bring relevant skills and experience to the Commvault Board as we provide guidance and oversight of the company’s transformation to position it for its next stage of growth and to drive new value for shareholders,” said Gary B. Smith, Chairman of the Nominations and Governance Committee of the Commvault Board. “Nick’s experience previously leading Cisco’s Americas and service provider businesses add helpful perspectives to our Board, and are relevant to Commvault’s move to a partner-led business strategy.”

“On behalf of the entire Board, I would like to thank Joe Eazor for his Board service these last few years during a pivotal period for our company,” said N. Robert Hammer, Commvault's Chairman, President and CEO. “Joe has provided strong counsel, especially during the initial and critical phase of the Commvault Advance transformation. Joe is an outstanding CEO, and all of us at Commvault value the strong strategic relationship with Rackspace.”

“Given the positive strategic moves made by Commvault recently, I regret having to step away from the Board,” said Mr. Eazor. “With the Commvault Advance transformation now well underway and already showing positive impacts, I feel comfortable that this moment makes sense to put more of my focus on my CEO role. I look forward to continuing the powerful relationship between Rackspace and Commvault.”

About Nicholas Adamo
Nicholas Adamo is a former senior executive of Cisco Systems, where he served a variety of sales and leadership roles over a successful 22 year career. While there, Nick served as the SVP of The Americas, managing Cisco’s largest geographic region, with IT and communications sales of $26B+, with 6,500 employees working across 60 countries. He also ran the company’s $12B Global Service Provider organization, leading sales, service delivery and development for Cisco’s top service provider customers. Since leaving Cisco, Nick has been consulting with a range of small scale tech companies, while serving on the boards of Lookout, Blue Danube and GTT Communications.

About Commvault
Commvault is a recognized global leader in backup, recovery, the cloud, and data management across any hybrid environment. Commvault's converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

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EXHIBIT 1

Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.